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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  FORM 12b-25

                          Notification of Late Filing


                                               Commission File Number: 000-28625

[ ]   Form 10-K and Form 10-KSB         [ ]   Form 11-K
[ ]   Form 20-F          [X]  From 10-Q and Form 10-QSB         [ ]   Form N-SAR

                      For the period ended March 31, 2000

[ ]   Transition Report on Form 10-K and Form 10-KSB
[ ]   Transition Report on Form 20-F
[ ]   Transition Report on Form 11-K
[ ]   Transition Report on Form 10-Q and Form 10-QSB
[ ]   Transition Report on Form N-SAR

        For the transition period ended _______________________________.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:
__________________________________



                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant: Unimann Inc.

Former name if applicable:

Address of principal
executive office:                 5505 N. Indian Trail

City, State and Zip Code:          Tucson, Arizona 85750




                                    PART II

                                                          RULE 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     [x] (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
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     [X] (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.


                                    PART III

                                   NARRATIVE


     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant's quarterly report on Form 10-QSB could not be filed within the prescribed time period because the financial statements required to be reviewed by the Registrant's independent auditor have not been completed.


                                    PART IV

                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

               Daniel Hodges       (520)           577-1516
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                   (Name)          (Area Code) (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act or 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                             [ ] YES   [X] NO

Form 10Q-SB for period ending December 31, 1999.

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                             [ ] YES   [X] NO

     If so, attach an explanation for the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Explanation:
     -----------
          N/A

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                                 Unimann, Inc.


                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    May 16, 2000       By /s/ Daniel L. Hodges
                              --------------------
                                  Daniel L. Hodges
                                  President